Exhibit 10.17

FIFTH THIRD BANCORP

Schedule of Director Compensation Arrangements

For 2006, non-employee Directors of Fifth Third Bancorp will receive a single annual retainer of $50,000 (payable $25,000 in cash and approximately $25,000 in stock granted under the Fifth Third Bancorp Incentive Compensation Plan) and a fee of $1,500 per meeting attended. Non-employee Directors will also receive a fee of $1,500 per committee meeting attended. Committee chairs will receive an additional annual retainer of $10,000. Pursuant to a Deferred Compensation Plan, Directors may annually defer from one-half to all of their cash compensation as Directors until age 65 or until they cease to serve on the Board, whichever occurs last. The deferred funds bear interest until paid at an annually adjusted rate equal to 1% over the U.S. treasury bill rate or Directors may elect to receive a return on deferred funds at a rate equal to the rate of return on the Company’s Common Stock. Directors who are also employees receive no additional compensation for service on the Board or its Committees.

The Fifth Third Bancorp Incentive Compensation Plan (the “Plan”), provides that the Compensation Committee has full authority to provide stock-based or other incentive awards to non-employee Directors. The following types of awards may be granted under the Plan:

Stock Appreciation Rights (“SARs”). The Compensation Committee may grant SARs independently of any stock option or in tandem with all or any part of a stock option granted under the Plan. Upon exercise, each SAR entitles a participant to receive an amount equal to the excess of the Fair Market Value (as defined in the Plan) of a share of Common Stock on the date the SAR is exercised over the Fair Market Value of a share of Common Stock on the date the SAR is granted. The payment may be made in shares of Common Stock having a Fair Market Value on the date of exercise equal to the amount due upon the exercise of the SAR, may be paid in cash, or in a combination. Upon exercise of an SAR granted in conjunction with a stock option, the option may be required to be surrendered.

Restricted Stock and Restricted Stock Units. An award of Restricted Stock is an award of shares of Common Stock that may not be sold or otherwise disposed of during a restricted period determined by the Committee. An award of Restricted Stock Units is an award of the right to receive a share of Common Stock after the expiration of a restricted period determined by the Committee. Restricted Stock may be voted by the recipient. To the extent provided by the Committee, dividends on the Restricted Stock and Restricted Stock Units may be payable to the recipient in cash or in additional Restricted Stock or Restricted Stock Units.

Performance Shares and Performance Units. Performance Shares and Performance Units are awards of a fixed or variable number of shares or of dollar-denominated units that are earned by achievement of performance goals established by the Committee. If the applicable performance criteria are met, the shares are earned and become unrestricted with respect to Performance Shares or an amount is payable with respect to the Performance Units. The Committee may provide that a certain percentage of the number of Performance Shares or Units originally awarded may be earned based upon the attainment of the performance goals. Amounts earned under Performance Share and Performance Unit Awards may be paid in Common Stock, cash or a combination of both. During the applicable performance period for an award, the shares may be voted by the recipient and the recipient may be entitled to receive dividends on those shares, at the discretion of the Committee.

Stock Options. Stock Options may be nonqualified stock options or incentive stock options that comply with Code Section 422. The exercise period for any stock option will be determined by the Committee at the time of grant. The exercise price per share for all shares of Common Stock issued pursuant to stock options under the Plan may not be less than 100% of the Fair Market Value of a share of Common Stock on the grant date. Each stock option may be exercised in whole, at any time, or in part, from time to time, after the grant becomes exercisable. The Plan limits the term of any stock option to 10 years and prohibits repricing of options.

Annual Incentive Awards. Participants in the Plan may receive Annual Incentive Awards. Under an Annual Incentive Award, the participant may receive an amount based on the achievement of performance goals established by the Committee. As required by Code Section 162(m), the Plan provides an annual limit of $4,000,000 on the amount a single participant may earn under an Annual Incentive Award for any calendar year.

Other Incentive Awards. The Committee may grant other types of awards of which may be based in whole or in part by reference to Common Stock or upon the achievement of performance goals or such other terms and conditions as the Committee may prescribe. As required by Code Section 162(m), the Plan provides an annual limit of $4,000,000 on the amount a single participant may earn under any such Other Incentive Award. For purposes of this limitation, any award earned over a period greater than one year is deemed to have been earned ratably over the full and partial calendar years in such period.

Awards to non-employee Directors are subject to the discretion of the Compensation Committee.